Exhibit 99.1

COST PLUS, INC. REPORTS SECOND QUARTER EARNINGS AND PROVIDES THIRD QUARTER

SALES AND EARNINGS GUIDANCE

Oakland, CA — August 18, 2005 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its second quarter ended July 30, 2005 and provided sales and earnings guidance for its fiscal third quarter.

Net income for the second quarter of fiscal 2005 was $1.5 million versus last year’s $3.3 million. Consistent with prior guidance, earnings per diluted share were $0.07 for the second quarter compared to prior year’s second quarter earnings of $0.15 per diluted share. Included in second quarter of fiscal 2005 net earnings was $0.8 million of additional advertising expense for production costs associated with marketing tests that began in mid-July. Year-to-date net income was $1.4 million or $0.06 per diluted share compared with net income of $6.5 million or $0.29 per share in the prior fiscal year. In addition to the added advertising costs, fiscal 2005 year-to-date results include pre-tax charges totaling $3.3 million for the departure of the Company’s former CEO and the closing of five stores.

During the second quarter, net sales increased 7.0% to $202.8 million from $189.5 million last year. Same store sales for the quarter decreased 1.7% compared to a 3.2% increase last year. Year-to-date, net sales were $402.8 million, a 7.4% increase from $375.2 million for the same period last year, with same store sales decreasing 1.8% compared to a 3.3% prior year increase.

The Company opened ten new stores in the quarter, as planned; two stores closed in the quarter, one only temporarily. As of August 18, 2005, the Company operated 248 stores in 31 states, compared to 222 stores in 27 states at the same time last year.

Sales for the second quarter continued to reflect fewer transactions partially offset by an increase in average transaction size. Merchandise margins were better than planned for the quarter and, when expressed as a percent of sales, improved 0.64 percentage points from the prior year second quarter.

The Company announced today that it expects to begin offering selected products for sale on the internet beginning in November. Initial provisioning of inventory to support internet sales contributed an additional 2% increase in inventory, rendering the 21.5% total increase substantially in line with prior guidance.

Earnings guidance for the third quarter of fiscal 2005 is in the range of a loss of $0.04 per diluted share to earnings of $0.02 per diluted share. The third quarter estimate includes approximately $0.02 per diluted share in costs associated with the start-up of internet selling activities. The following are the major assumptions contained in the guidance:

•	Opening ten new stores versus nine in the third quarter last year.

•	Same-store sales between a negative 1% and a positive 1% compared to a 0.5% increase in the third quarter last year.

•	Total sales between $209 million and $213 million.

•	Gross profit rate between 33.1% and 33.4% compared to 32.9% last year. Fuel costs are estimated to remain at the current level for the remainder of the year.

•	SG&A rate between 31.2% and 31.9%, versus 31.3% last year. Included in third quarter 2005 costs are approximately $0.7 million for internet start-up activities.

•	Pre-tax income between a negative $1.6 million and a positive $0.6 million versus $0.4 million in the third quarter last year.

•	An income tax rate of 38.5% versus 37.2% in the third quarter last year.

•	Net income (loss) between a loss of $1.0 million and income of $0.4 million versus $0.2 million in income in the third quarter last year.

•	Weighted average diluted shares outstanding of between 22.1 million to 22.2 million versus 22.3 million last year.

Earnings guidance for the fiscal year is in the range of $1.25 to $1.30 per diluted share.

The Company’s second quarter earnings conference call will be today, August 18, 2005, at 8:00 a.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 908-6255 or (646) 862-1110. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21256963, from 10:00 a.m. PT Thursday to 10:00 a.m. PT on Friday, August 19, 2005. Investors may also access the live call or the replay over the internet at www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

The above statements relating to anticipated third quarter and fiscal 2005 financial results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; higher than anticipated costs associated with internet sales or a significant delay in implementing internet selling; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts, unaudited)

	Second Quarter
	July 30, 2005		July 31, 2004
			(As Restated)
Net sales	$202,766	100.0%	$189,500	100.0%
Cost of sales and occupancy	133,545	65.9	125,195	66.1
Gross profit	69,221	34.1	64,305	33.9
Selling, general and administrative expenses	63,152	31.1	56,175	29.6
Store preopening expenses	2,296	1.1	1,976	1.0
Income from operations	3,773	1.9	6,154	3.3
Net interest expense	1,381	0.7	759	0.4
Income before income taxes	2,392	1.2	5,395	2.9
Income taxes	874	0.5	2,049	1.1
Net income	$1,518	0.7%	$3,346	1.8%
Net income per share - diluted	$0.07		$0.15
Weighted average shares outstanding- diluted	22,135		22,326
New stores opened	10		9

	For the Six Months Ended
	July 30, 2005		July 31, 2004
			(As Restated)
Net sales	$402,789	100.0%	$375,203	100.0%
Cost of sales and occupancy	266,849	66.3	247,966	66.1
Gross profit	135,940	33.7	127,237	33.9
Selling, general and administrative expenses	128,309	31.9	111,331	29.7
Store preopening expenses	3,357	0.8	3,817	1.0
Income from operations	4,274	1.0	12,089	3.2
Net interest expense	2,107	0.5	1,581	0.4
Income before income taxes	2,167	0.5	10,508	2.8
Income taxes	787	0.2	3,989	1.1
Net income	$1,380	0.3%	$6,519	1.7%
Net income per share - diluted	$0.06		$0.29
Weighted average shares outstanding- diluted	22,126		22,435
New stores opened	15		17

See Note 2 to the Company’s consolidated financial statements filed on Form 10-K for the year ended January 29, 2005 for information regarding the restatement.

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	July 30, 2005	July 31, 2004
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,564	$5,262
Merchandise inventories	277,531	228,432
Other current assets	18,898	17,174
Total current assets	299,993	250,868
Property and equipment, net	191,830	145,593
Goodwill	4,178	4,178
Other assets	12,570	9,138
Total assets	$508,571	$409,777

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,631	$33,775
Income taxes payable	—	919
Accrued compensation	11,659	9,773
Short-term borrowings	26,206	1,601
Other current liabilities	24,903	19,609
Total current liabilities	110,399	65,677
Capital lease obligations	13,099	15,954
Long-term debt	52,916	27,816
Other long-term obligations	35,886	32,532
Shareholders’ equity:
Common stock	220	219
Additional paid-in capital	163,252	155,952
Retained earnings	133,589	112,352
Other comprehensive income	(790)	(725)
Total shareholders’ equity	296,271	267,798
Total liabilities and shareholders’ equity	$508,571	$409,777

See Note 2 to the Company’s consolidated financial statements filed on Form 10-K for the year ended January 29, 2005 for information regarding the restatement.

Contact:

John Luttrell

(510) 808-9119

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